                                  LOCK-UP AGREEMENT


February 20, 1997

PRIVATE AND CONFIDENTIAL

The persons listed on
Schedule "A" hereto

Dear Sirs:

This letter agreement (the "Agreement") sets out the terms and conditions upon which Volvo Construction Equipment N.V. (the "Purchaser") will cause a direct or indirect wholly-owned subsidiary of AB Volvo (publ) (such subsidiary being referred to herein as the "Offeror") to make an offer (the "Offer") on the terms summarized in Schedule "B" forming part of this Agreement, for all of the issued and outstanding common shares (the "Common Shares") of Champion Road Machinery Limited (the "Corporation") including any outstanding Common Shares resulting from the exercise of the currently outstanding options to acquire an additional 364,200 Common Shares.

This Agreement also sets out the terms and conditions of the agreement by each of the persons listed on Schedule "A" hereto (each a "Shareholder" and collectively, the "Shareholders") to deposit irrevocably and unconditionally under the Offer the 3,805,048 Common Shares presently owned beneficially and of record by such Shareholders in the aggregate and the 148,000 Common Shares in the aggregate to be acquired upon the exercise of stock options currently outstanding in favour of certain of such Shareholders and representing not less than 34.3% of the outstanding Common Shares on a fully-diluted basis (collectively, the "Shareholder Securities") and sets out the obligations and commitments of each such Shareholder in connection therewith.

 .        THE OFFER

         TIMING. The Purchaser agrees to cause the Offeror to make the Offer for 100% of the Common Shares at a cash price of $15.00 per share on or before February 27, 1997 (the "Proposed Offer Date"), provided that in the event that the Offeror shall not have been provided with such of the lists referred to in paragraph 3.2(b) in order to allow the Offeror to mail the Offer to holders of Common Shares or any of the conditions in section 1.2 has not been met to the satisfaction of the Offeror by the Proposed Offer Date, the Proposed Offer Date shall be extended to the later of: (a) the third business day following the obtaining of such lists and (b) the third business day following the satisfaction of such conditions.

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                                         -2-


         CONDITIONS PRECEDENT. Notwithstanding section 1.1, the Purchaser shall not be required to cause the Offeror to make the Offer if at the time the Offeror proposes to make the Offer and on the Proposed Offer Date (or on any later day on which the Offer is required to be made under section 1.1):

         any of the conditions set forth in paragraphs (e) to (g) inclusive and paragraphs (i), (k) and (l) of section 3 of Schedule "B" hereto have not been satisfied; or

         any representation or warranty of any Shareholder in section 2.1 shall not be, as of the date made, true and correct in all material respects, or any Shareholder shall not have performed in all material respects any covenant or complied in all material respects with any agreement to be performed or complied with by such Shareholder under this Agreement on or prior to the Proposed Offer Date.

The foregoing conditions are for the sole benefit of the Purchaser and may be waived by the Purchaser in whole or in part at any time or from time to time and shall be deemed to have been waived by the making of the Offer by the Offeror.

 .        REPRESENTATIONS AND WARRANTIES

         REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each Shareholder hereby severally, and not on a joint or a joint and several basis, represents and warrants (on behalf of such Shareholder and not on behalf of or with respect to any other Shareholder) to the Purchaser that:

         if the Shareholder is a corporation, it is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation; has all necessary corporate power, authority, capacity and right, and has received all requisite regulatory and other approvals particular to the character or status of the Shareholder (including any necessary approval of its respective shareholders), to enter into this Agreement and to complete the transactions contemplated hereby;

         if the Shareholder is a trust, it is a trust duly formed and validly existing under the laws of its jurisdiction of formation; has all necessary power, authority, capacity and right, and has received all requisite regulatory and other approvals particular to the character or status of the Shareholder to enter into this Agreement, and to complete the transactions contemplated hereby;

         if the Shareholder is a partnership, it is a partnership duly formed and validly existing under the laws of its jurisdiction of formation; has all necessary power, authority, capacity and right, and has received all requisite regulatory and other approvals particular to the character or status of the Shareholder to enter into this Agreement, and to complete the transactions contemplated hereby;

         upon the due execution and delivery of this Agreement by the Purchaser this Agreement shall be a legally valid and binding agreement enforceable by the Purchaser against the Shareholder in accordance with its terms, subject, however, to the usual limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and the availability of equitable remedies;

         the Shareholder is, and at the time of deposit of the Shareholder Securities under the Offer will be, the sole beneficial owner of the Shareholder Securities listed opposite its name in Schedule "C" hereto and has the unfettered ability, authorization, capacity and the exclusive right to dispose of all such Shareholder Securities under the Offer. The Shareholder is not a party to, bound or affected by or subject to, any agreement, charter or by-law provision, statute, regulation, judgment, order, decree or law which would be violated, contravened, breached by, or under which default would occur as a result of, the execution and delivery or performance of this Agreement and which default, violation, contravention or breach would materially impair or would prevent the Shareholder from consummating the transactions contemplated hereby; the Common Shares listed in Schedule "C" hereto opposite such Shareholder's name constitute all of the shares or other securities in the capital of the Corporation owned beneficially by such Shareholder on the date hereof, apart from stock options unexercised on the date hereof disclosed in Schedule "C" hereto and, in the case of Allen & Company Incorporated, apart from certain shares not disclosed in Schedule "C" which are currently held in a trading account for Allen & Company Incorporated;

         the Shareholder Securities and the Common Shares issuable upon the exercise of options held by certain of the Shareholders as set forth in Schedule "C" (the "Option Shares") to be deposited by the Shareholder under the Offer in accordance with this Agreement are (or, in the case of the Option Shares, will be) beneficially owned by the Shareholder with good and marketable title, free and clear of any and all mortgages, liens, charges, pledges, encumbrances, claims, security interests, restrictions or rights of others of any nature whatsoever ("Liens"), except any Lien created hereby or by the Purchaser or the Offeror;

         the Shareholder has not previously granted or agreed to grant any proxy or other right to vote in respect of the Shareholder Securities or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Shareholder Securities except those which are no longer of any force or effect;

         there is no claim, action, lawsuit, arbitration, mediation or other proceeding pending or, to the best of the actual knowledge, information and belief of the Shareholder, threatened against the Shareholder, which relates to this Agreement or otherwise materially impairs the ability of the Shareholder to consummate the transactions contemplated hereby; and

         if the Shareholder has also executed this Agreement on behalf of another Shareholder (the "Other Shareholder") pursuant to a power of attorney granted by the Other Shareholder, such Shareholder has all necessary power, authority, capacity and right to do so.

         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants that:

         the Purchaser is, and the Offeror will be at the date of the Offer, a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

         the Purchaser has and the Offeror will have at the date of the Offer all necessary power, authority, capacity and right, and received all requisite approvals (other than the regulatory approvals referred to in paragraphs (b) and (c) of section 3 of Schedule "B" hereto) to complete the transactions contemplated by this Agreement, and in the case of the Purchaser, to enter into this Agreement;

         upon the due execution and delivery of this Agreement by each of the Shareholders this Agreement shall be a valid and binding agreement enforceable by the Shareholders against the Purchaser in accordance with its terms subject however, to the usual limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and the availability of equitable remedies;

         the Purchaser is not, and the Offeror at the date of the Offer will not be, a party to, bound or affected by or subject to, any agreement, charter or by-law provision, statute, regulation, judgment, order, decree or law which would be violated, contravened, breached by, or under which default would occur as a result of, the execution and delivery or performance of this Agreement and which default, violation, contravention or breach would materially impair or would prevent the Purchaser or the Offeror from consummating the transactions contemplated hereby; and

         the Offeror will have at the date of the Offer sufficient funds or financing arrangements in place to provide sufficient funds to purchase all Common Shares tendered under the Offer.

 .        COVENANTS OF THE SHAREHOLDERS

         GENERAL. Each of the Shareholders hereby covenants that until the Offeror has taken up and paid for the Common Shares under the Offer or terminated, withdrawn or abandoned the Offer or this Agreement has been terminated pursuant to section 6.1, the Shareholder will:

         not sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey, directly or indirectly, the Shareholder Securities to any person, or agree to any of the foregoing;

         not grant or agree to grant any proxy or other right to vote in respect of the Shareholder Securities, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote the Shareholder Securities, in each case, other than pursuant to the Offer in accordance with the terms of this Agreement; and

         not initiate, solicit or encourage any inquiries, submissions or offers as to or in connection with the making of, or provide information to, or respond to any person making, any offer or proposal with respect to (i) any take-over bid, tender offer (other than the Offer) or exchange offer, merger, amalgamation, plan of arrangement, reorganization, consolidation, business combination, reverse take-over, sale of assets, sale of securities, recapitalization, liquidation, dissolution, winding-up, or similar transaction involving the Corporation or any of its subsidiaries (each a "Transaction Proposal"), or (ii) any acquisition of any Shareholder Securities (an "Acquisition Proposal"), provided that nothing in this Agreement shall:

              prohibit the board of directors of the Corporation from considering, negotiating, approving or recommending to Shareholders, or providing information to a potential acquiror pursuant to, any bona fide written Transaction Proposal at a price exceeding $15.00 per Common Share which the Board determines in good faith would, if consummated in accordance with its terms, result in a transaction more favourable to all Shareholders than the consummation of the Offer; or

              require the Shareholder, if a director of the Corporation, to act in his capacity as such a director other than in accordance with his fiduciary or statutory duties as a director of the Corporation;

         notify the Purchaser and the Offeror within 24 hours of becoming aware of and being provided with any written enquiry with regard to a possible Transaction Proposal or a possible Acquisition Proposal and inform the Offeror of the identity of the person making such written enquiry and the material terms known to the Shareholder at that time regarding such possible proposal;

         use its reasonable efforts to cause the Corporation to perform its obligations under the acquisition agreement between the Purchaser and the Corporation of even date herewith (the "Acquisition Agreement") and request the Corporation to co-operate with the Offeror in the making of all requisite regulatory filings, and to cooperate with the Offeror in connection with any procedural matters necessary to complete the purchase of the Common Shares; and

         not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to the Shareholder Securities pursuant to this section 3.1 by the sale of any direct or indirect holding company or the granting of a proxy on the shares of any direct or indirect holding company and which would have, indirectly, any effect prohibited by this section 3.1.

         ADDITIONAL COVENANTS. Each of the Shareholders hereby covenants with the Purchaser that until the Offeror has taken up and paid for the Common Shares under the Offer or terminated, withdrawn or abandoned the Offer or this Agreement has been terminated pursuant to section 6.1, the Shareholder will:

         promptly notify the Offeror orally and in writing of any Material Adverse Effect known to the Shareholder;

         request the Corporation or the transfer agent(s) of the Corporation to prepare a list of shareholders of the Corporation in accordance with section 21 of the Canada Business Corporations Act and a list of holders of stock options and any other rights, warrants or convertible or exchangeable securities currently outstanding (with full particulars as to the purchase, exercise or conversion or exercise price and expiry date), as well as a security position listing from each depositary, including without limitation The Canadian Depository for Securities Limited, and deliver same to the Offeror as soon as practicable after the execution of the Agreement and in as many days as possible before the expiry of the statutory ten day period provided under the aforesaid section 21 of the Canada Business Corporations Act, and to prepare supplemental lists setting out any changes to the aforesaid lists for each business day thereafter, and deliver same to the Offeror; all such aforesaid deliveries to be in both printed form and computer readable form; and

         if the Shareholder is a director of the Corporation, or has a nominee on the board of directors of the Corporation, to resign as a director or to cause its nominee on the board of directors of the Corporation to resign, effective at the time and in the manner requested by the Offeror, after the Offeror takes up and pays for the Shareholder Securities.

 .        COVENANTS OF THE PURCHASER

         GENERAL.  The Purchaser hereby covenants to:

         use, and to cause the Offeror to use, its reasonable best efforts to successfully complete the transactions contemplated by this Agreement, including the Offer, and in mailing or otherwise making the Offer to holders of the Common Shares;

         provide each Shareholder and the Corporation with a final copy of the Offer, the takeover bid circular and the related letter(s) of transmittal and notice(s) of guaranteed delivery as the same may be amended from time to time (collectively, the "Offer Documents") to be mailed to all shareholders. The Offeror shall file the Offer Documents on a timely basis with the appropriate securities commissions and other regulatory authorities in Canada and the United States (the "Securities Authorities"). The Offer Documents, when filed with the Securities Authorities and mailed to the Shareholders, shall contain all information which is required to be included therein in accordance with any applicable law, including, without limiting the generality of the foregoing, the CANADA BUSINESS CORPORATIONS ACT (the "CBCA"), provincial securities laws, rules, regulations and policy statements published thereunder (the "Canadian Securities Laws") and United States securities laws, rules, regulations and policy statements published thereunder ("US Securities Laws"), and shall in all material respects comply with the requirements of applicable law, including the CBCA, Canadian Securities Laws and US Securities Laws. The terms of the Offer shall comply with the terms of this Agreement. In making the Offer, the Offeror shall comply in all material respects with the provisions of applicable law, including Canadian Securities Laws and US Securities Laws;

         appoint a dealer manager in connection with the Offer and solicit acceptances of the Offer. The dealer manager will be required to form a soliciting dealer group comprised of members of the Investment Dealer Association of Canada and of the stock exchanges in Canada to solicit acceptance of the Offer in Canada and the United States; and

         the Purchaser shall pursue, and shall cause the Offeror to diligently pursue, all of the regulatory approvals referred to or contemplated by paragraphs (b) and (c) of section 3 of Schedule "B" hereto which are required in order to satisfy any conditions to the Offer not waived by the Offeror.

 .        ACCEPTANCE OF OFFER

         DEPOSIT. Each of the Shareholders hereby irrevocably and unconditionally agrees to deposit the Shareholder Securities owned by it, together with duly completed and executed letters of transmittal, under the Offer as soon as practicable after the Offer has been made and, in any event, on or before the third business day after the date of the Offer, subject however with respect to the Common Shares issuable upon the exercise of the stock options noted in Schedule "C" hereto to the receipt of the approval of The Toronto Stock Exchange, The Montreal Exchange and NASDAQ to the acceleration of the vesting of such stock options.

         NO-WITHDRAWAL. Subject to section 6.1 hereof, each of the Shareholders hereby irrevocably and unconditionally agrees not to withdraw or take any action to withdraw any of the Shareholder Securities deposited under the Offer notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which it might have unless this Agreement is terminated by the Shareholder in accordance with its terms prior to the taking up of the Shareholder Securities under the Offer.

 .        TERMINATION

         TERMINATION BY SHAREHOLDERS. Any of the Shareholders, when not in default in performance of its obligations under this Agreement, may, without prejudice to any other rights, terminate this Agreement by notice to the Purchaser if:

         the Acquisition Agreement has been terminated pursuant to, and in accordance with, the provisions of paragraph (a) of section 5.1 thereof;

         the Offer has not been made by the date required in section 1.1 hereof; the Offer (or any amendment thereto, other than as specifically contemplated by Schedule "B" hereto) does not conform in all material respects with the description in Schedule "B"; or

         Common Shares deposited under the Offer have not, for any reason whatsoever been taken up and paid for on or before the earlier of
         (a) May 26, 1997 and (b) 90 days after the date of mailing of the Offer to shareholders of the Corporation.

         TERMINATION BY PURCHASER. The Purchaser, when not in default in performance of its obligations under this Agreement, may, without prejudice to any other rights, terminate this Agreement by notice to the Shareholders if:

         the Acquisition Agreement has been terminated pursuant to, and in accordance with, the provisions of paragraph (a) of section 5.1 thereof; or

         the Offer has been withdrawn or terminated or otherwise expires in accordance with its terms.

         EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in section 6.1 or 6.2:

         this Agreement shall forthwith become void; and there shall be no liability on the part of the Purchaser, the Offeror or the Shareholders hereunder except that nothing contained in this section 6.3 shall relieve any party from liability for any breach of any provision of this Agreement which occurred on or before the date of such termination.

 .        GENERAL

         SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Shareholders and the Purchaser contained herein shall not survive the consummation of the Offer. No investigations made by or on behalf of the Purchaser, the Offeror or any of their authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty or covenant made by the Shareholders in or pursuant to this Agreement.

         DISCLOSURE. Except as required by any competent governmental or judicial authority, none of the Shareholders shall make any public disclosure of, or any announcement or statement with respect to, this Agreement without the prior written approval of the Purchaser; provided, however, that this section
7.2 shall not restrict any Shareholder who is a director or officer of the Corporation from authorizing or participating in any disclosure by the Corporation which is in accordance with the provisions of section 4.4 and 4.6 of the Acquisition Agreement.

         ASSIGNMENT. The Purchaser may assign all or any part of its rights under this Agreement to a direct or indirect wholly-owned subsidiary of AB Volvo
(publ), but, if such assignment takes place, the Purchaser shall continue to be liable to the Shareholders for any default in performance by the assignee. This Agreement shall not otherwise be assignable by any party hereto.

         TIME.  Time shall be of the essence of this Agreement.

         CURRENCY. All sums of money referred to in this Agreement shall mean Canadian funds.

         GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

         The parties hereto irrevocably submit to the non-exclusive jurisdiction of the courts of the Province of Ontario solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated herein, and hereby waive, and agree not to assert, as a defense in any action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that final judgment in any suit, action or proceeding brought in such a court shall be conclusive and binding upon the parties and may be enforced in any other court to the jurisdiction of which a party is subject by a suit upon such judgment, provided that service of process is effected upon the parties in a manner permitted by law; PROVIDED, HOWEVER, that the parties do not waive, and the foregoing provisions of this clause shall not constitute or be deemed to constitute a waiver of, (i) any right to appeal any such judgment, to seek any stay or otherwise to seek reconsideration or review of any such judgment or
         (ii) any stay of execution or levy pending an appeal from, or a suit, action or proceeding for reconsideration or review of, any such judgment.

         Nothing in this section shall, however, limit the right of any party to bring proceedings against any party in the courts of any jurisdiction or jurisdictions.

         ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between and among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect thereto.

         AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

         DEFINITIONS.  For the purposes of this Agreement the terms,

         "Acquisition Agreement" means (i) the acquisition agreement of even date herewith entered into between the Purchaser and the Corporation;

         "disclosed to the Purchaser in writing" means (i) disclosure set forth in this Agreement, or the Corporation's filings (other than any filing made on a confidential basis) with the Ontario Securities Commission made, and available generally to the public, on or before the date hereof and (ii) disclosure set forth in any written disclosure letter or notice addressed to the Purchaser and received in the period from January 1, 1997 to February 19, 1997 by any officer or employee of the Purchaser identified in the letter of even date herewith from the Purchaser to the Corporation, to the extent such letter or notice on its face discloses a specific breach of an express representation or warranty of the Corporation in Article III of the Acquisition Agreement.

         "Material Adverse Effect" means any condition, event or development which is, or could reasonably be expected to result in or represent, a material adverse effect or material adverse change (or any condition, event or development involving a prospective material adverse change) individually or in the aggregate on or in the business, affairs, operations, assets, capitalization, financial condition, rights, results of operations, or liabilities (including without limitation any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), whether contractual or otherwise, of the Corporation and its subsidiaries considered as a whole provided that none of the following shall either alone or in aggregate constitute a Material Adverse Effect: (i) any change in general economic or grader industry conditions; (ii) the payment by the Corporation of its regular dividend of $0.05 per Common Share in April, 1997, (iii) payments of cash bonuses to participants in the Corporation's employee stock option and deferred profit sharing plans (the "Plans") in lieu of the granting of stock options and the making of deferred profit sharing plan contributions in respect of such Plans for the year ended December 31, 1996 in an aggregate amount not to exceed $1.2 million, and (d) any departure from the Corporation of fewer than five of the executive officers of the Corporation or its subsidiaries;

         "subsidiary", "affiliate'' and "associate" shall have the respective meanings ascribed thereto under the Securities Act (Ontario);

         "material fact" and "misrepresentation" shall have the respective meanings ascribed thereto in the Securities Act (Ontario); and

         "Common Shares" includes any shares into which the Common Shares may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom including any extraordinary distributions of securities which may be declared in respect of the Common Shares. In the event of any such reclassification, subdivision, consolidation, conversion or extraordinary distributions, the Shareholder acknowledges and agrees that the Offer Price shall be correspondingly adjusted, provided that the Offer Price shall not be adjusted downward to reflect the payment by the Corporation of its regular dividend of $0.05 per Common Share in April, 1997.

         SPECIFIC PERFORMANCE AND OTHER EQUITABLE RIGHTS. Each of the parties recognizes and acknowledges that this Agreement is an integral part of the transactions contemplated in the Offer, that the Purchaser would not contemplate causing the Offer to be made and the Shareholders would not agree to the deposit of Common Shares under the Offer unless this Agreement was executed and that a breach by a party of any covenants or other commitments contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, each of the parties agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

         NOTICES. Any notice or other communication which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered personally or sent by facsimile, in the case of:

         the Purchaser or the Offeror, addressed as follows:

              Volvo Construction Equipment N.V.
              Coenecoop 55
              NL-2741 PH Waddinxveen
              The Netherlands

              Attention:          President
              Telephone No.:      + 31-182-62-21-80
              Telecopy No.:       + 31-182-62-21-84

         with a copy to each of:

              Volvo Construction Equipment S.A.
              Chaussee de La Hulpe 130
              B-1000 Brussels, Belgium

              Attention:          President
              Telephone No.: + 32-2-674-7611
              Telecopy No.:  + 32-2-675-1532

              Osler, Hoskin & Harcourt
              P.O. Box 50,
              First Canadian Place,
              Toronto, Ontario.
              M5X 1B8

              Attention:          John F. Petch
              Telephone No.:      (416) 362-2111
              Telecopy No.:       (416) 862-6666

         any of the Shareholders, addressed as follows:

              Sequoia Associates
              3000 Sand Hill Road
              Building II, Suite 140

              Menlo Park, CA 94025

              Telephone No.:      (415) 854-8500
              Telecopy No.:       (415) 854-2364

         with a copy to:

              Blake, Cassels & Graydon
              Box 25, Commerce Court West
              Toronto, ON M5L 1A9
              Attention: Gordon A.M. Currie
              Telephone No.: (416) 863-2718
              Telecopy No.:  (416) 863-2653

or to such other address as the relevant party may from time to time advise by notice in writing given pursuant to this section. Any notice that is delivered shall be deemed to be delivered on the date of delivery to such address if delivered on a business day prior to 5:00 p.m. (local time at the place of receipt) or on the next business day if delivered after 5:00 p.m. or on a non-business day. Any notice telecopied shall be deemed to be delivered on the date of transmission (for which confirmed receipt is provided to the sender) if delivered on a business day prior to 5:00 p.m. (local time at the place of receipt) or the next business day if delivered after 5:00 p.m. or on a non-business day.

         SEVERAL LIABILITY. It is understood and agreed that the rights and obligations of each of the Shareholders under this Agreement shall be several and not joint or joint and several and in no circumstances shall the action or omission of one of the Shareholders arising in connection with this Agreement constitute the action or omission of the other Shareholders or create any liability whatsoever on the part of the other Shareholders or affect in any respect the right of the other Shareholders to rely upon and enforce against the Purchaser the provisions of this Agreement.

         EXPENSES. Each of the parties shall pay its legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

         BUSINESS DAY. A business day for the purpose of this Agreement shall mean any day on which banks in the City of Toronto, Ontario are open for business.

         COUNTERPARTS. This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of the counterparts may be effected by means of a telecopied transmission. This Agreement may be executed by facsimile signature, and execution thereby will constitute an original hereof.

         If the terms and conditions of this letter are acceptable to you please so indicate by executing and returning the enclosed copy hereof to the undersigned prior to February 21, 1997, failing which this offer shall be null and void.

Yours truly,


VOLVO CONSTRUCTION
EQUIPMENT N.V.


By:



Agreed and accepted this 20th day of February, 1997.


ALLEN & COMPANY INCORPORATED


by:
    Name:
    Title:


CAXTON INTERNATIONAL LIMITED
BY CAXTON ASSOCIATES LLC, ATTORNEY IN FACT


by:
    Name:
    Title:
                                            Witness



HAROLD M. WIT

WALSH FAMILY 1989 TRUST


by:
    Name:
    Title:


FERRIS FAMILY 1987 TRUST


by:
    Name:
    Title:


LEACH FAMILY 1980 TRUST


by:
    Name:
    Title:


O'BRIEN FAMILY LIMITED PARTNERSHIP


by:
    Name:
    Title:


R. O'BRIEN & MARY ANN O'BRIEN
REVOCABLE TRUST DATED 7/27/84


by:
    Name:
    Title:

                                            Witness



ARTHUR F. CHURCH


                                            Witness



DENNIS W. VOLLMERSHAUSEN


3018202 CANADA INC.


by:
    Name:  DENNIS W. VOLLMERSHAUSEN
    Title:

                                     SCHEDULE "A"

                         NAMES AND ADDRESSES OF SHAREHOLDERS


Allen & Company Incorporated

Caxton International Limited

Harold M. Wit
c/o Allen & Company Incorporated

Walsh Family 1989 Trust
c/o William D. Walsh Trustee

Ferris Family 1987 Trust
Robert A. Ferris Trustee

Leach Family 1980 Trust
c/o Frank J. Leach

O'Brien Family Limited Partnership
c/o R.F. O'Brien

R. O'Brien & Mary Ann O'Brien
Revocable Trust dated 7/27/84
c/o R.F. O'Brien

Arthur F. Church

Dennis W. Vollmershausen
Champion Road Machinery Limited

3018202 Canada Inc.
Attn. Richard Barracki

                                     SCHEDULE "B"

                                  TERMS OF THE OFFER


         GENERAL TERMS. The Offer shall be made by a circular bid to all registered shareholders prepared in compliance with the Securities Act (Ontario) and other applicable provincial securities laws and the securities laws of the United States and the states thereof and in each case in compliance with the rules, regulations and policy statements published thereunder. The Offer shall expire on the 20th business day after the date of mailing of the Offer (and the Offeror shall not take up and pay prior to such date), subject to such extension of the expiry date and the deposit period by the Offeror in its discretion and in accordance with applicable law as may be required to satisfy all of the conditions set forth in section 3 below.

    Upon the terms and subject to the conditions of the Offer, the Purchaser will cause the Offeror to accept for payment, and to take up and pay for, all Common Shares of the Corporation deposited and not withdrawn under the Offer within the time periods prescribed by applicable securities laws.

    The Purchaser shall have the right to vary the terms of the Offer solely to effect one or more of the following:

         increase the consideration offered for the Common Shares;

         extend the period during which Common Shares may be deposited to the Offer;

         waive any condition of the Offer or reduce the minimum deposit condition contained in paragraph 3(a) hereof; and

         comply with applicable securities laws.

         PRICE OF THE OFFER. The Offer Price shall be Cdn. $15.00 per Common Share in cash.

         CONDITIONS OF THE OFFER. The Offer shall not be subject to any conditions other than the following:

         that there are validly deposited under the Offer and not withdrawn at the expiration thereof not less than 90% (or such lesser percentage of the Common Shares as the Offeror shall establish in its sole discretion in the Offer) of the Common Shares (on a fully-diluted basis assuming that all rights to acquire Common Shares were exercised in full) including the Common Shares deposited by the Shareholders;

           the Director of Investigation and Research (the "Director") appointed under the Competition Act (Canada) shall have issued an advance ruling certificate under section 102 of the said Act in respect of the transaction (the "Transaction") which will result from the Offer; or (ii) the applicable waiting period under section 123 of the said Act shall have expired without the Director having advised the Offeror in writing that he intends to apply to the Competition Tribunal for an order under section 92 or section 100 of the Act in respect of the Transaction or to commence an inquiry under section 10 of the Competition Act and no application under section 9 of the Competition Act shall have been made in respect of the Transaction;

         (i) any applicable waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended shall have terminated or expired; and (ii) any applicable waiting periods under any competition, merger control or similar law, rule, regulation, or policy or any approval or consent of any governmental authority in respect of competition or merger control matters having jurisdiction over any party hereto or the Offer or any other transaction contemplated herein, shall have terminated or expired or been obtained, as the case may be, in respect of the Offer and such transactions, excluding for purposes of clause (ii) hereof only, however, any such law, rule, regulation or policy, or approval or consent of a governmental authority, in a jurisdiction in respect of which the Corporation derived annual revenues, directly or indirectly, in any of the last three years representing less than 10% of the Corporation's total revenues in any of such years;

         (i) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign arbitrator, court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, and (ii) no law, regulation or policy shall have been proposed, enacted, promulgated or applied, in either case:

              to cease trade, enjoin, prohibit or impose material limitations or conditions on or make materially more costly the purchase by or the sale to the Offeror of the Common Shares or the right of the Offeror to own or exercise full rights of ownership over the Common Shares or the consummation of any of the transactions contemplated by the Offer or, solely as to paragraph 3(e)(ii), to prevent the completion of a compulsory acquisition of the Common Shares not deposited under the Offer or which could reasonably be expected to have such an effect;

              to prohibit or materially limit the ownership or operation by the

              Corporation or any of its subsidiaries, or by the Offeror or the Purchaser, directly or indirectly, of all or any material portion of the business or assets of the Corporation and its subsidiaries, on a consolidated basis, or the Offeror or the Purchaser as a result of the transactions contemplated by the Offer or compel the Offeror or the Purchaser, directly or indirectly, to dispose of or hold separate all or any material portion of the business or assets of the Corporation and its subsidiaries, on a consolidated basis, or the Offeror or the Purchaser as a result of the transactions contemplated by the Offer; or

              which has had or would have a Material Adverse Effect;

         provided, however, that in the case of any act, action, suit or proceeding taken by a private person, the Offeror shall not be required to consummate the Offer only if such act, action, suit or proceeding shall have been instituted and not just threatened and either resolved in favour of such private person as evidenced by an order, ruling or decision by any domestic or foreign arbitrator, court or tribunal or governmental agency or other regulatory authority or administrative agency or commission in Canada or elsewhere, or if, in the opinion of the Offeror, in its discretion, there is a reasonable risk that such act, action, suit or proceeding will be so resolved in favour of such private person;

         there shall not exist any prohibition at law against the Offeror making the Offer or taking up and paying for 100% of the Common Shares under the Offer;

         other than as has been disclosed to the Purchaser in writing by the Corporation prior to the date of the Agreement, the Corporation or any of its subsidiaries shall not, except with the prior written approval of the Offeror, have authorized or proposed, or announced an intention to do so, and shall not have entered into any agreement, arrangement or understanding with respect to:

              any action that would, individually or in the aggregate, cause a Material Adverse Effect:

              any acquisition of a material amount of assets or securities, except in the ordinary course of its respective business;
              any disposition of a material amount of assets or securities, except in the ordinary course of its respective business;

              any material change in its debt capitalization (including, but not limited to, any material increase in the amount of its borrowings) or any conversion of short term borrowings into long term borrowings;

              any material capital expenditures, except in the ordinary course of its respective business;

              any material dealings of any nature whatsoever between it, on the one hand, and any of the Shareholders or any of their respective affiliates (or any insider of any of the foregoing), on the other hand, except as specifically contemplated by this Agreement;

              entering into, modifying or terminating any agreement or arrangement with any of its senior officers or employees, except in the ordinary course of its respective business and except for the acceleration of the exercise time for currently outstanding stock options as may be necessary to satisfy the condition in paragraph (j) hereof;

              any release or relinquishment of any material contractual rights, except in the ordinary course of its respective business;

              agreeing or committing to guarantee the payment of indebtedness of a third party, other than any guarantee of subsidiary indebtedness in the ordinary course of business;

              instituting, cancelling or modifying any pension plan or other employee benefit arrangement;

              declaring or paying any dividend or declaring, authorizing or making any distribution of or on any of its securities other than a dividend of $0.05 per common share payable on April 12, 1997 to shareholders of record on March 12, 1997;

              the amendment of its articles or by-laws; or

              the issuance or purchase or other acquisition of any shares of its capital stock of any class or series or of securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities (other than pursuant to (A) the exercise in accordance with their current terms of stock options currently outstanding or (B) the exercise in accordance with the current terms of currently outstanding stock options, as such terms may have been amended to accelerate the exercise time thereunder in order to satisfy the condition in paragraph (j) hereof);

              any take-over bid or tender offer (including without limitation an issuer bid or self tender offer) or exchange offer, merger, amalgamation, plan of arrangement, reorganization, consolidation, business combination, reverse take-over, sale of substantially all its assets, sale of securities, recapitalization, liquidation, dissolution, winding up or similar transaction involving the Corporation or any of its subsidiaries or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Offer or which would or could reasonably be expected to materially dilute the benefits to the Offeror and the Purchaser of the transactions contemplated by the Offer or a compulsory acquisition or any subsequent acquisition transaction;

         there shall not have occurred (or if there shall have occurred prior to the date hereof, there shall not have been generally disclosed or the Purchaser shall not otherwise discover, if not previously disclosed to the Purchaser in writing prior to the commencement of the Offer) any Material Adverse Effect;

         the Offeror shall have been provided with true copies of all documents and shall have been given reasonably commensurate access, in a timely manner, to all such non-public information relating to the Corporation or any of its subsidiaries, including without limitation reasonably commensurate access to such members of senior management of the Corporation or any of its subsidiaries and to such of the operations of the Corporation or any of its subsidiaries as may be given, provided or made available by the Corporation or any of its subsidiaries:

              at any time after the announcement of the Offer, to any other potential acquiror of the Common Shares or of a significant portion of the assets of the Corporation or any of its subsidiaries, or to any person considering (or seeking such information in order to consider) any Transaction Proposal or any Acquisition Proposal; or

              at any time within 120 days prior to the announcement of the Offer, to any person who, after the announcement of the Offer, enters into an agreement relating to any Transaction Proposal or any Acquisition Proposal or otherwise makes a competing offer;

         on substantially the same terms and conditions as may be imposed on such potential acquiror or person, provided that no such term or condition shall be imposed on the Offeror that would be inconsistent with, or render the Offeror unable to complete, the acquisition of the Common Shares pursuant to the terms of the Offer;

         the Offeror shall not become aware of any untrue statement of material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of this Agreement in relation to all matters covered in earlier filings) in any document filed by or on behalf of the Corporation with any securities commission or similar securities regulatory authority in any of the provinces of Canada or with the Securities and Exchange Commission prior to the date hereof, including without limitation any annual information form, financial statement, material change report or management proxy circular or in any document so filed or released by the Corporation to the public on or following the date hereof, the effect of which untrue statement or omission constitutes a Material Adverse Effect;

         all outstanding rights or entitlements of any type whatsoever to purchase or otherwise acquire authorized and unissued Common Shares shall have been exercised in full or irrevocably released, surrendered and waived by the holders thereof;

         (i) all representations and warranties of each of the members of the Shareholder Group in sections 2.1 of this Agreement and corresponding agreements with other members of the Shareholder Group (the "Agreements") shall be, as of the date made, true and correct in all material respects, and (ii) each member of the Shareholder Group shall have performed in all material respects any covenant or complied in all material respects with any agreement to be performed by it under the Agreements; and

         all representations and warranties of the Corporation in the Acquisition Agreement shall be, as of the date made, true and correct in all respects provided such representations and warranties shall be deemed to be true and correct unless the failure to be true and correct constitutes a Material Adverse Effect, and the Corporation shall have performed in all respects any covenant or complied in all respects with any agreement to be performed by it under the Acquisition Agreement unless the failure to so perform or comply does not constitute a Material Adverse Effect.


The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances (including any action or inaction by the Offeror) giving rise to such assertion or may be waived by the Offeror in whole or in part at any time and from time to time, in its sole discretion and shall be exclusive of any other right which the Offeror may have under the Offer. The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed to constitute a waiver of any such right, the waiver of any such right with respect to particular facts or other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an on-going right which may be asserted at any time and from time to time by the Offeror. Any determination by the Offeror concerning the foregoing conditions shall be final and binding upon all parties.

                                     SCHEDULE "C"

                                SHAREHOLDER SECURITIES


SHAREHOLDERS                           NUMBER OF SHARES       NUMBER OF OPTIONS
------------                           ----------------       -----------------

Allen & Company Incorporated              456,843                      -

Caxton International Limited              530,000                      -

Harold M. Wit                             221,422                      -

Walsh Family 1989 Trust                 1,235,629                      -

Ferris Family 1987 Trust                  522,006                      -

Leach Family 1980 Trust                   103,807                      -

O'Brien Family Limited Partnership         32,303                      -

R. O'Brien & Mary Ann O'Brien
Revocable Trust dated 7/27/84              10,765                      -

Arthur F. Church                          501,922                 45,000

Dennis W. Vollmershausen                        -                103,000

3018202 Canada Inc.
(Dennis W. Vollmershausen
holding company)                          190,351                      -
                                        ----------              ---------
TOTAL                                   3,805,048(A)             148,000(B)